FOR IMMEDIATE RELEASE	October 27, 2000
For press and other inquiries contact:
Linda Strascina Director, Corporate Communications and Investor Relations	825 Third Avenue 40th Floor New York, NY 10022
Web Site: www.axonyx.com	Phone: (212) 688-4770 Fax:(212) 688-4843

AXONYX INC. ESTABLISHES A FIRM UNDERWRITTEN
EQUITY LINE (FUELSM) PROGRAM FOR $25 MILLION

    NEW YORK, N.Y.—October 27, 2000—AXONYX Inc. (NASDAQ: AXYX) announced today that it has entered into a Common Stock Underwriting Agreement with Ramius Securities, a registered broker/dealer affiliated with Ramius Capital Group LLC, a New York-based investment management and merchant banking firm that provides capital to public and private companies. This agreement provides the Company with the opportunity, but not the obligation, to issue and sell common stock from time to time over a two-year period, with Ramius Securities LLC serving as the underwriter in the transaction. The cash proceeds to be received by AXONYX from the sale of common stock will be based on a formula equal to 97% of the volume-weighted average prices for specified days during a selling period, with the remaining cash proceeds to be paid to Ramius as an Underwriter's Commission.

    Net proceeds which may be derived from the FUELSM program will be used to fund the Company's ongoing clinical activities, which include clinical studies for Phenserine, AXONYX's lead acetylcholinesterase inhibitor, for Tolserine, the Company's fourth generation acetylcholinesterase inhibitor, and for the Company's lead butyrylcholinesterase inhibitor. In addition, proceeds may be used, among other purposes, to progress work on the Company's Alzheimer's Disease diagnostic program being performed at the University of Melbourne.

    AXONYX Inc. is a biotechnology company engaged in the discovery, acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's Disease and other memory disorders. Phenserine, the Company's lead Alzheimer's Disease drug, recently completed Phase I trials.

    This press release may contain forward-looking statements or predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company. AXONYX undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.